SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

Filed by the Registrant X
Filed by a Party other than the Registrant / /

   Check the appropriate box:
   / /   Preliminary Proxy Statement
   / /   Confidential, for Use of the Commission Only
   / /   Definitive Proxy Statement
   /x/   Definitive Additional Materials
   / /   Soliciting Material Pursuant to Rule
         14a-11(c) or Rule 14a-12


                     CROMPTON & KNOWLES CORPORATION
       ________________UNIROYAL CHEMICAL CORPORATION________________
                (Name of Registrant as Specified in Its Charter)

       _________________________________N/A_________________________________
          (Name of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

   / /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or Item
         22(a)(2) of Schedule 14A.

   / /   $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          1)    TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

                Common Stock, par value $0.01 per share, of Uniroyal Chemical Corporation
                (together with the attached Preferred Stock Purchase Rights of Uniroyal, "Uniroyal
                Common Stock"); Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Uniroyal Chemical Corporation ("Series A Preferred Stock"); and
                Series B Preferred Stock, par value $0.01 per share, of Uniroyal Chemical
                Corporation ("Series B Preferred Stock").

          2)    AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

                26,963,367 shares of Uniroyal Common Stock; 29,721 shares of Series A Preferred
                Stock; and 12,000 shares of Series B Preferred Stock.

          3)    PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO
                EXCHANGE ACT RULE 0-11:

                The filing fee of $85,769.03 was calculated pursuant to Rule 0-11(a)(4) and (c) of the Securities Exchange Act of 1934, as amended, by multiplying 1/50th of 1% by an amount equal to the sum of (x) the product of (A) $15.75, the average of the high and low sale prices of Uniroyal Common Stock as reported on the Nasdaq National
                Market on May 20, 1996, and (B) 26,963,367, the number of shares of Uniroyal
                Common Stock expected to be exchanged in the transaction, (y) the product of (A)
                $100, the book value per share of the Series A Preferred Stock computed as of
                March 31, 1996, and (B) 29,721, the number of shares of Series A Preferred Stock expected to be exchanged in the transaction, and (z) the product of (A) $100, the book value per share of the Series B Preferred Stock computed as of March 31,
                1996, and (B) 12,000, the number of shares of Series B Preferred Stock expected to be exchanged in the transaction.

          4)    PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:
                $428,845,130.30
          5)    TOTAL FEE PAID:
                $85,769.03


   /x/   Fee paid previously with preliminary materials.

   / /   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
         and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)     AMOUNT PREVIOUSLY PAID:

          2)     FORM, SCHEDULE OR REGISTRATION STATEMENT
                 NO.:

          3)     FILING PARTY:


          4)     DATE FILED:

                                     [LOGO]




                            THIRD QUARTER REPORT 1996

                                       AND

                                   SUPPLEMENT

                                       TO

                         CROMPTON & KNOWLES CORPORATION

                                       AND

                          UNIROYAL CHEMICAL CORPORATION

                              JOINT PROXY STATEMENT

                                 August 7, 1996







                             UNIROYAL CHEMICAL CORPORATION,
        WORLD HEADQUARTERS, MIDDLEBURY, CT 06749, TELEPHONE (203) 573-2000

TO OUR SHAREHOLDERS

We are pleased to report our results for the third quarter of fiscal 1996.

FINANCIAL REVIEW

Net income before extraordinary charges for the third quarter ended June 30, 1996 was $14.7 million, or $0.59 per common share on record sales of $302.1 million, compared to $12.4 million, or $0.50 per common share on sales of $298.6 million for the third quarter of fiscal 1995.

We are pleased with the third quarter results, which reflect an 18% increase in earnings. The continued improvement in our profitability is due to increasing gross margins, cost containment efforts, and lower interest expense resulting from our debt repayment program. The relatively small sales growth in the quarter is primarily due to adverse weather conditions experienced in certain of our Crop Protection markets.

Sales for the Chemicals and Polymers Division rose 2.6% in the third quarter to $125.3 million compared to $122.2 million in the third quarter of fiscal 1995. This increase was due primarily to higher selling prices in Rubber Chemicals, partially offset by lower EPDM sales.

In the third quarter of fiscal 1996, sales for the Crop Protection Division decreased 2.9% to $104.3 million from $107.4 million in the same period last year. The primary factors contributing to this decrease were lower infestation levels and adverse weather conditions in the U. S. The shortfall was somewhat offset by the continuing success of the new Gaucho(TM) seed treatment insecticide.

Sales for the Specialties Division rose 4.8% to $70.5 million from $67.3 million in the third quarter of fiscal 1995. The increase was primarily due to higher Vibrathane sales, stronger demand for lubricant additives and market share gains in certain other specialties.

Operating income increased by 8.3% to $51.5 million as gross margin increased to 35.7% of net sales versus 34.4% in last year's third quarter. The increase in gross margin is primarily a result of the improved margin percentage in the Chemicals and Polymers Division as well as increased contribution from the Crop Protection Division due primarily to lower raw material and production costs. Selling, general and administrative costs rose less than 2% compared to last year's quarter, despite increased spending in new product development and promotion.

On a year-to-date basis, the Company reported net sales for the first nine months of fiscal 1996 of $829.2 million, $44.6 million more than the $784.6 million reported in the first nine months of fiscal 1995. Operating income for the nine months ended June 30, 1996 was $111.9 million, an increase of 6.1% over the first nine months of 1995 after adjusting for one time insurance recoveries in the prior period. Income before extraordinary charges for the first nine months of fiscal 1996 was $18.0 million or $0.72 per common share.

Extraordinary charges for the three and nine months ended June 30, 1996 relate to premiums and unamortized fees associated with the Company's long-term debt repurchases in the open market.

LEGAL MATTERS

Counsel for the Company, Crompton & Knowles Corporation ("Crompton"), Tiger Merger Corp. ("Subcorp") and the counsel for plaintiff entered into a memorandum of understanding (the "Memorandum of Understanding") dated August 5, 1996 in connection with the settlement of a purported class action lawsuit filed in the Delaware Court of Chancery, County of New Castle entitled

Fassbender v. Mazaika, et al., which had sought, among other things, to enjoin consummation of the merger of Subcorp, a wholly owned subsidiary of Crompton, with and into the Company (the "Merger"). Among other things, the Memorandum of Understanding provides that, in full settlement of the claims asserted, (i) the Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), between the Company, Crompton and Subcorp will be amended so as to reduce the fee payable to Crompton upon termination of the Merger Agreement under certain circumstances from $50 million to $35 million, (ii) the Company will promptly disseminate to Uniroyal stockholders this Third Quarter Report,
(iii) the defendants will publicly disclose this proposed settlement by a filing with the Securities and Exchange Commission and (iv) the plaintiff will withdraw his request for a preliminary injunction enjoining consummation of the Merger.

The consummation of the proposed settlement is subject to (i) completion by the plaintiff of discovery, (ii) execution of definitive settlement documents, (iii) notice to members of the plaintiff class and (iv) approval by the Delaware Court of Chancery. In connection with the proposed settlement, the defendants have agreed that they will not oppose plaintiff's counsel's application for an award of fees and expenses not to exceed $350,000 in the aggregate, to be paid by Crompton and/or the Company.

The Company and its directors have denied, and continue to deny, that any of them have committed any violations of law or breaches of duty to plaintiff or any member of the plaintiff class, the Company or its stockholders, or anyone else. The defendants entered into the Memorandum of Understanding in order to eliminate the distraction and expense of further litigation.

Sincerely yours,
/s/ Robert J. Mazaika

Robert J. Mazaika
Chairman, President and Chief Executive Officer


THE ENCLOSED PROXY CARD (THE "DUPLICATE PROXY") IS A DUPLICATE OF THE ORIGINAL PROXY CARD (THE "ORIGINAL PROXY") MAILED TO YOU ON JULY 23, 1996. IF YOU HAVE NOT COMPLETED AND RETURNED AN ORIGINAL PROXY OR HAVE COMPLETED AND RETURNED AN ORIGINAL PROXY AND WOULD LIKE TO CHANGE THE MANNER IN WHICH YOUR SHARES ARE TO BE VOTED AT THE SPECIAL MEETING, PLEASE COMPLETE AND RETURN THE DUPLICATE PROXY. IF YOU HAVE ALREADY COMPLETED AND RETURNED AN ORIGINAL PROXY AND DO NOT COMPLETE AND RETURN A DUPLICATE PROXY, YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING IN THE MANNER SPECIFIED ON YOUR ORIGINAL PROXY. THIS SUPPLEMENT AMENDS AND SUPPLEMENTS THE INFORMATION IN THE JOINT PROXY STATEMENT DATED JULY 23, 1996.

                          UNIROYAL CHEMICAL CORPORATION
                      Consolidated Statements of Operations
                 (Unaudited, in millions except per share data)



                                    Three Months Ended       Nine Months Ended
                                   -------------------     --------------------
                                   June 30,    July 2,     June 30,    July 2,
                                     1996        1995        1996        1995
                                   --------   --------     --------   ---------


Net sales: Chemicals and Polymers    $125.3      $122.2      $365.9      $355.1

       Crop Protection                104.3       107.4       250.7       222.3
       Specialties                     70.5        67.3       206.9       201.4
       Other                            2.0         1.7         5.7         5.8
                                   --------    --------    --------   ---------

    Total net sales                   302.1       298.6       829.2       784.6

Operating costs and expenses:
  Cost of products sold               194.3       195.8       558.0       519.2
  Selling, general and
  administrative expenses              56.3        55.3       159.3       150.2
                                   --------    --------    --------   ---------
    Operating income                   51.5        47.5       111.9       115.2

Interest expense                       26.7        27.7        80.0        88.0
Other (income) expense                  0.2        (0.6)        1.8        (1.4)
                                   --------    --------    --------   ---------

   Income before income taxes and
    extraordinary charges              24.6        20.4        30.1        28.6
Provision (benefit) for income
taxes                                   9.9         8.0        12.1       (67.1)
                                   --------    --------    --------   ---------
   Income before extraordinary
   charges                             14.7        12.4        18.0        95.7

Extraordinary charges - early
retirement of debt                     (0.1)                   (0.5)       (8.3)
                                   --------    --------    --------   ---------
   Net income                          14.6        12.4        17.5        87.4
Preferred stock dividends earned       (0.1)       (0.1)       (0.3)       (0.3)
                                   --------    --------    --------   ---------
   Net income applicable to common
   shares                             $14.5       $12.3       $17.2       $87.1
                                   ========    ========    ========   ==========

Earnings per common share:
   Income before extraordinary
   charges                            $0.59       $0.50       $0.72       $5.80
   Extraordinary charges              (0.01)      ---         (0.02)      (0.50)
                                   --------    --------    --------   ---------
   Net income per common share        $0.58       $0.50       $0.70       $5.30
                                   ========    ========    ========   ==========

Weighted average shares
outstanding                            24.8        24.6        24.6        16.4
                                   ========    ========    ========   ==========

Depreciation                          $12.1       $11.8       $34.5       $32.8
Amortization                            5.4         5.2        16.3        15.2
                                   --------    --------    --------   ---------
                                      $17.5       $17.0       $50.8       $48.0
                                   ========    ========    ========   ==========

                    UNIROYAL CHEMICAL CORPORATION
                     Consolidated Balance Sheets
                            (In millions)

                                           June 30,        October 1,
                                             1996             1995
                                           ---------       ----------
               ASSETS
               ------
                                          (Unaudited)
 Current assets
  Cash and cash equivalents                    $31.2            $29.5

  Accounts receivable                          153.4            159.3
  Inventories                                  196.5            177.6
  Other current assets                          44.1             39.1
                                           ---------       ----------

    Total current assets                       425.2            405.5

 Property, plant and equipment -               378.2            394.5
 net

 Intangible assets                             228.7            241.7
 Deferred income taxes                          65.7             63.9
 Other assets                                   63.2             66.1
                                           ---------       ----------
                                            $1,161.0         $1,171.7
                                           =========       ==========


           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Current liabilities

  Accounts payable                             $90.4            $94.8
  Short-term debt                               42.2             33.3
  Current portion of long-term debt             11.1             11.4

  Accrued liabilities                          109.2            119.1
                                           ---------        ---------

   Total current liabilities                   252.9            258.6


Long-term debt                                 888.9            910.2
Accrued postretirement liability               180.9            180.4

Other liabilities                              126.0            121.7

Stockholders' equity (deficit)

  Preferred Stock                                4.2              4.2
  Common Stock                                   0.3              0.3
  Additional paid-in capital                   177.0            176.8

  Accumulated deficit Pension                 (429.9)          (447.5)
  liability adjustment                          (3.6)            (3.6)

  Cumulative translation adjustment            (25.0)           (18.5)

  Treasury stock                               (10.7)           (10.9)
                                           ---------       ----------

   Total stockholders' deficit                (287.7)          (299.2)
                                           ---------       ----------
                                            $1,161.0         $1,171.7